EX 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-231112 and 333-161450) and the Registration Statement on Form S-3 (No. 333-255734), of Gaia Inc. of our report dated March 30, 2021 with respect to the consolidated financial statements of Yoga International, LLC and Subsidiary, as of and for the year ended December 31, 2020, which is included in Gaia, Inc’s current report on Form 8-K/A dated March 7, 2022.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

March 7, 2022